NeoMagic(R) Corporation Receives a Modification to the
         Unqualified Audit Opinion for Fiscal 2008 Financial Statements

SANTA CLARA, Calif., April 25 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a leader and pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, announced today that, as required to be separately disclosed under applicable NASDAQ rules and as included in NeoMagic's Annual Report on Form 10-K, the audit report from its independent registered public accounting firm, Stonefield Josephson, Inc., on the Company's consolidated financial statements for the fiscal year ended January 27, 2008 was modified by adding an explanatory paragraph for a "going concern". Further information regarding the going concern modification can be found in NeoMagic's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on April 24, 2008.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a strong patent portfolio that covers NeoMagic's proprietary array processing technology. Information on the Company may be found at http://www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.